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                          CERTIFICATE AND AMENDMENT TO
                              DECLARATION OF TRUST
                          OF DOMINI INSTITUTIONAL TRUST


         The undersigned, being at least a majority of the Trustees of Domini Institutional Trust, a Massachusetts business trust (the "Trust"), in accordance with Article IX, Section 9.3(a) of the Trust's Declaration of Trust dated as of April 1, 1996 (the "Declaration") and pursuant to Article IX, Section 9.3(e) of the Declaration, hereby certify that the following amendment to the Declaration was adopted unanimously by the Trustees of the Trust at a meeting held on June 30, 1997 and duly consented to by the holders of a majority of the Shares (as defined in the Declaration) of the Trust. Capitalized terms in the restated sections have the respective meanings afforded them in the Declaration.

         Section 2.2 of Article II of the Declaration is restated in its entirety as follows:

         2.2. TERM OF OFFICE OF TRUSTEES. A Trustee may be elected either by the Shareholders or, as provided in this Declaration and subject to the limitations of the 1940 Act, by the Trustees. Subject to the provisions of Section 16(a) of the 1940 Act, a Trustee shall hold office during the lifetime of this Trust and until its termination as hereinafter provided or until the election and qualification of his or her successor; except that (a) any Trustee may resign his trust (without need for prior or subsequent accounting) by an instrument in writing signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) any Trustee may be removed with cause, at any time by written instrument signed by at least two thirds of the remaining Trustees, specifying the date when such removal shall become effective;
         (c) any Trustee who has attained a mandatory retirement age established pursuant to any written policy adopted from time to time by at least two thirds of the Trustees shall, automatically and without action of such Trustees or the remaining Trustees, be deemed to have retired in accordance with the terms of such policy, effective as of the date determined in accordance with such policy; (d) any Trustee who has become incapacitated by illness or injury, as determined by a majority of the other Trustees, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; and (e) a Trustee may be removed at any meeting of Shareholders by a vote of two thirds of the outstanding Shares of each series. For purposes of the foregoing clause (b), the term "cause" shall include, but not be limited to, failure to comply with such written policies as may from time to time be adopted by at least two thirds of the Trustees with respect to the conduct of Trustees and attendance at meetings. Upon the resignation, retirement or removal of a Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name

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         of  the  resigning,  retiring or removed  Trustee.  Upon the incapacity or death of any Trustee, his legal representative shall execute and deliver on his behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.

         Section 6.8 of Article IV of the Declaration is restated in its entirety as follows:

         SECTION 6.8. VOTING POWERS. The Shareholders shall have power to vote only (i) for the election and removal of Trustees as provided in
         Section 2.2 hereof, (ii) with respect to any investment advisory or management contract as provided in Section 4.1 hereof, (iii) with respect to termination of the Trust as provided in Section 9.2 hereof,
         (iv) with respect to any amendment of this Declaration to the extent and as provided in Section 9.3 hereof, (v) with respect to any merger, consolidation or sale of assets as provided in Sections 9.4 and 9.6 hereof, (vi) with respect to incorporation of the Trust or any series to the extent and as provided in Sections 9.5 and 9.6 hereof, (vii) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, and (viii) with respect to such additional matters relating to the Trust as may be required by the Declaration, the By-Laws or any registration of the Trust with the Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote, except that Shares held in the treasury of the Trust shall not be voted. Shares shall be voted by individual series or class on any matter submitted to a vote of the Shareholders of the Trust except as provided in Section 6.9(g) hereof. There shall be no cumulative voting in the election of Trustees. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, the Declaration or the By-Laws to be taken by Shareholders. At any meeting of Shareholders of the Trust or of any series or class of the Trust, a Shareholder Servicing Agent may vote any shares as to which such Shareholder Servicing Agent is the agent of record and which are not otherwise represented in person or by proxy at the meeting, proportionately in accordance with the votes cast by beneficial owners of all shares otherwise represented at the meeting in person or by proxy as to which such Shareholder Servicing Agent is the agent of record. Any shares so voted by a Shareholder Servicing Agent will be deemed represented at the meeting for quorum purposes. The By-Laws may include further provisions for Shareholder votes and meetings and related matters.



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         IN WITNESS WHEREOF,  the undersigned have executed this certificate and amendment to the Declaration as of the 22nd day of October, 1997. This instrument may be executed by the Trustees on separate counterparts and shall be effective when signed by a majority of the Trustees.

/s/ Emily W. Card                          /s/ Karen Paul
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Emily W. Card                              Karen Paul

/s/ Amy L. Domini                          /s/ Timothy Smith
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Amy L. Domini                              Timothy Smith

/s/ Allen M. Mayes                         /s/ Frederick C. Williamson, Sr.
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Allen M. Mayes                             Frederick C. Williamson, Sr.

/s/ William C. Osborn
-----------------------------
William C. Osborn

DSI324